Exhibit 99.1

FY 2025 Financial Results

Net income for U.S. Premium Beef, LLC (USPB) decreased in fiscal year 2025 as compared to the prior fiscal year. For the year, which ended Dec. 27, 2025, USPB recorded net loss of $19.8 million compared to the net income of $7.5 million in 2024, a decrease of approximately $27.3 million.

The decrease in USPB’s net income was due to significantly lower income at National Beef. For the year, National Beef realized net loss of $127.1 million, a decrease of approximately $176.2 million compared to the prior year. Reduced volume and a decline in gross margin per head resulted in lower profitability in 2025 as compared to 2024.

As a result of the net loss, USPB did not pay any cash distributions to its members in 2025. At fiscal year-end, USPB’s balance sheet remained strong and positioned us well for the future.

Staying the Course

CattleFax’s Kevin Good share’s a long-term outlook shaped by demand, quality and innovation.

What goes up must come down, and after two years of a bull market, the beef industry faces a big unknown: How long can these prices persist? With feeder and fed cattle selling at all-time highs, along with retail beef, the industry braces for an eventual change in course, even as today’s market signals remain strong.

At the 2026 Cattle Industry Convention in Nashville, Kevin Good, vice president of industry relations at CattleFax, outlined the key forces shaping the market in the months and years ahead. His message centered on a demand-driven market and the industry’s continued progress on quality.

Supply Slow to Build

In discussing cattle supply, Good emphasizes that progress on the beef side is unfolding gradually. Compared to the last cattle cycle, supply is building back much slower. A big driver of this slow expansion is Mother Nature. The last several years have been marked by a long-term drought cycle, and it will take at least two years of better moisture before producers get excited about retaining heifers. CattleFax’s weather forecaster had promising news to report on that front, suggesting wetter patterns in the second half of 2026 that will hopefully carry into 2027.

The grain outlook suggests this year will yield another big crop to add to the big crop from last year. Corn will likely be in the $4-$5 range, which Good says is “very reasonable compared to the value of fed cattle.”

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Cow slaughter last year was down by 500,000 head, which would have suggested some expansion. “The problem,” he says, “is we’re just not keeping enough heifers back. The heifer replacement number was still lackluster.”

While low heifer retention can primarily be pointed to drought in most cases, other headwinds in this cycle also include age of producers, urban sprawl, the cost of money and the uncertainties. “The last cycle of 2015-2016, we came down the ladder pretty hard and people remember that,” Good says.

However, on the dairy side, Good noted there was some expansion. Numbers rose a couple hundred thousand compared to a year ago as producers lean on the value of day-old calves and the salvage value of cows for a bigger portion of their income.

“We’re in the process of turning the herd around, but it’s a slow recovery on the beef side,” he summarizes.

Demand-Driven Market

Unlike the last cycle, Good says demand is driving the market rather than supply. This time around, per capita supplies remain just as strong through the last two to three years of record prices, which indicates demand is driving the shift.

To understand the evolution of better beef demand, Good looks back at the 1980s and ’90s. At that time, beef demand was cut in half. There was a nutritional “war on fat.” So the industry produced a lean, tough product, which turned consumers off to beef in the late ’90s.

“We suggest a turning point in beef demand was 1998,” Good says. “USPB started in 1997. As we think about the evolution of better demand since that timeframe, I think we can dovetail both USPB as well as improved demand, primarily with quality and paying producers for producing higher quality product. And that is really what has driven the ship over the last 25 years.”

Heading into the 21st century, roughly 50% of harvested cattle graded Select. Last year, the industry hit 12% Prime. Nearly 31.5% graded upper two-thirds Choice. Combined, Choice and Prime carcasses accounted for 84% of cattle.

“That’s a massive change,” Good infers. “We would suggest quality and a more consistent product are the drivers for better beef demand.”

Good also ties those outcomes to the way cattle are valued in the marketplace now. Producers today are paid for quality, which was not the case in the ’80s and ’90s. The grid system helped create premiums and therefore drove incentive to produce higher quality cattle. In turn, that drove innovation to improve genetics to improve grade.

In addition to those long-term shifts, Good points to current tailwinds supporting demand, namely the U.S. diet’s growing emphasis on protein. As evident with the upside-down food pyramid released earlier this year, more people are turning to high-quality protein as part of a healthy lifestyle, “which singles out beef as the primary source of that protein,” Good says.

U.S. beef also continues to set the gold standard on the global export stage. Trading partners like Japan and South Korea held steady last year despite high prices. Unfortunately, many U.S. beef plants are delisted in China, but when they do get relisted, Good is optimistic exports may actually be bigger in 2026 despite tight supplies and high prices.

“The world demands that high-quality product,” he says. “As we think about the better demand we’ve created over the last 25 years, obviously USPB has been a big part of that.

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“We’ve got a consumer that’s rewarding us for that better product,” he continues. “We don’t need to jump ship. We need to continue down that road and concentrate on quality.”

Good says this focus will matter for the next generation entering the beef business. With real dollars available in the industry, there is profit incentive to draw new people. Although cost of entry is high on the production side, innovation is changing at a rapid rate, which will move the industry exponentially further in terms of quality.

“Let’s not be surprised [to see] 20-30% Prime within the next five to 10 years,” he says. “That consistency of that quality of the product will continue to be rewarding.

Click HERE for video.

Young Producers Council to Meet in August

Many talented young men and women are in management positions at our members’ operations. In an effort to familiarize them USPB, we are now accepting applications for the 2026 Young Producers Council (YPC) class. The class is designed for producers in their 20s and 30s.

USPB started its YPC program in 2016 with a goal to provide young adults an opportunity to become better acquainted with USPB’s goals, origins and operations. Since 2016, more than 140 young men and women have enjoyed the program. YPC members come from the farms, ranches and feedlots that make up USPB.

This August, attendees will have the opportunity to tour the National Beef processing plant in Dodge City, Kansas, have discussions with USPB and National Beef management, and hear from local USPB board members. In November, the class will travel to Kansas City for further sessions with USPB and National Beef management, and tour the Kansas City Steak Company and the National Beef Leathers facility.

These are the young men and women who will lead the industry in the future. Many geographic regions are represented in each class. If you have a staff member that could benefit from future YPC meetings, please email us at uspb@uspb.com, or call Tracy Thomas or Brian Bertelsen at 866-877-2525.

Account Action Items

Call our office at 866-877-2525 if we can assist you with the following:

•	A change in your contact information.
•	Leasing out your Class A delivery rights. Demand is very high.
•	If you wish to be on our multi-year list to lease out your Class A delivery rights.
•	If you want to learn more about our Transfer on Death form, which communicates your estate plan wishes to USPB.

Member Discount

Your affiliation with USPB qualifies you for discounts at the Kansas City Steak Company.

To receive your 15% discount, use BEEFUSPB when ordering online at kansascitysteaks.com or by calling 888-KCSTEAK.

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Building Value with Data

With so many unprecedented factors transforming the industry, producers are looking for new ways to improve and stay profitable. For Bruce Mershon of Buckner, Missouri, the answer has come through disciplined genetic progress, retained ownership and a long-standing partnership with U.S. Premium Beef (USPB).

Mershon, his wife, Tracey, and their family operate a commercial cow-calf herd and carry their steers all the way through harvest, a decision that requires confidence in both cattle quality and marketing strategy.

Alongside their cow-calf enterprise, they manage an extensive bred heifer operation. Their commercial females are enrolled in the American Simmental Association herdbook, which provides EPDs on those females to make data-driven breeding decisions. Over time, that commitment to measurable genetics has shaped a herd designed not just to perform in the pasture, but to excel on the rail.

“We’ve worked really hard at improving our genetics and net retained ownership, and we want to be rewarded for that investment,” Mershon says.

The Mershons delivered cattle to a feedyard in Scott City that marketed fed cattle through USPB. Through that partnership, the Mershons began marketing on USPB’s value-based grid. For producers who had invested years into improving genetics, that marketing outlet was a way to capture even more value, reflecting the effort behind each generation of improvement.

Generational improvement was catapulted with detailed carcass data USPB provided on each head harvested. “What’s so wonderful about USPB,” Mershon shares, “is we capture all that carcass data in a user-friendly way to help us get better every day.” That information becomes a feedback loop to inform future breeding, selection and management decisions, instead of guessing which genetics worked or which management decisions paid off.

Another layer of value comes through benchmarking. Through USPB, the Mershons receive reports showing how their cattle compare with others in the system. That broader perspective shows where their operation is competitive and highlights opportunities for further refinement.

As they look ahead, Mershon Cattle expects to grow by using the right tools and strong relationships that elevate their program.

“I expect that 20 years from now we’ll still be partners with U.S. Premium Beef,” Mershon says. “We continue to want to grow, and with our son returning to the farm after retiring from the military, we couldn’t be more excited about the future."

Click HERE for video.

Qualified Seedstock Suppliers

USPB’s Qualified Seedstock Suppliers (QSS) assist producers who seek a genetic supplier with knowledge and experience in producing cattle for USPB’s quality-based system. Commercial ranchers have added assurance these breeders offer high-quality genetics designed for USPB’s integrated product system.

Listed below are upcoming sale dates from QSS members. A complete list of QSS members is available HERE.

Click on each ranch name below for further information.

Upcoming Sales

March 15, Briarwood Farms, Butler, MO

March 15, Bruning Farms, Bruning, NE

March 18, Schlegel Genetics, Alexander, KS

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March 20, Marshall & Fenner, Malta Bend, MO

March 21, Molitor Angus Ranch, Zenda, KS

March 23, Oleen Brothers, Dwight, KS

March 24, Ferguson Angus, Agra, KS

March 28, Sandhill Farms, Haviland, KS

April 4, Gardiner Angus Ranch, Ashland, KS

April 11, Fink Beef Genetics, Randolph, KS

May 4, Gardiner Angus Ranch, Ashland, KS

Private Treaty

Blair Brothers Angus, Sturgis, SD

Cow Camp Ranch, LLC, Lost Springs, KS

Dalebanks Angus, Eureka, KS

Downey Ranch, Wamego, KS

Harms Plainview Ranch, Lincolnville, KS

Kniebel Farms & Cattle Company, White City, KS

McCurry Bros. Angus, Sedgwick, KS

Pelton Simmental / Red Angus, Burdett, KS

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